IRREVOCABLE PROXY FROM SPHERICS LIMITED FOR A SPECIFIED PERIOD



     KNOW ALL MEN BY THESE PRESENTS, That Spherics Limited, a corporation organized and existing under and by virtue of the laws of Anguilla, owning and holding Forty Million (40,000,000) shares of the capital stock of Virtual Reality, Inc., does hereby appoint and constitute Wall Street M&A Group of New York, New York, its true and lawful attorney to vote in behalf of this Corporation, and in its name, place, and stead, as its proxy and representative, the number of votes that this Corporation would be entitled to cast, by written consent or at any and all meetings of the stockholders of Virtual Reality, Inc., held within the period beginning on the date hereof, until the earlier to occur of: (i) a combination (reverse split) of shares of common stock or other capital readjustment or other reduction of the number of shares of Virtual Reality, Inc. common stock outstanding (without receiving compensation therefor in money, services or property), in accordance with Virtual Reality Inc.'s Articles of Incorporation, Bylaws and the laws of the State of Nevada; or, (ii) ninety (90) days from the date hereof, upon any and all matters that may be presented, considered, and voted upon by the stockholders of the Corporation, including the election of directors, as fully and with like effect as it might or could have done if personally present, hereby ratifying and confirming all that my attorney may do in my name, place, and stead. This proxy is irrevocable and it is coupled with an interest.

     WITNESS my hand and seal, this 19th day of May, 2000


                                               SPHERICS LIMITED

                                               /S/ W. Hasewood
                                               ---------------------------------
                                               Name/Title

(Corporate Seal)